EXHIBIT 4.1

FRIENDLYWAY CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

THIS CERTIFIES that _________________________________________________ is hereby issued _______________________________________________ FULLY PAID AND NON-ASSESSABLE SHARES, OF THE PAR VALUE OF $.001 PER SHARE, OF THE COMMON STOCK of FRIENDLYWAY CORPORATION, transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Restated Articles of Incorporation of the Corporation and the By-laws as now or hereafter amended.

This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

President	Secretary